Exhibit 99.1

VITAMIN SHOPPE, INC. 2101 91st Street North Bergen, NJ07047 (201) 624-2900 www.vitaminshoppe.com	NEWS RELEASE

Vitamin Shoppe, Inc. Announces First Quarter 2013 Results

1Q13 Highlights:

•	1Q13 Comparable store sales grew 4.5%

•	E-commerce revenues increased 16.1%, 7th consecutive quarter of double-digit growth

•	Fully diluted EPS of $0.68, or $0.72 excluding transaction and integration costs from the Super Supplements acquisition

•	Opened 13 new stores in the U.S

•	Acquired 31 stores in the Pacific Northwest

•	First franchise store opened in Panama

NORTH BERGEN, N.J., May 7, 2013 — Vitamin Shoppe, Inc. (NYSE: VSI), a leading specialty retailer and direct marketer of nutritional products, today announced preliminary results for its fiscal first quarter ended March 30, 2013. On a reported basis, net income per diluted share for fiscal first quarter 2013 was $0.68. This includes an estimated negative $0.04 per share impact resulting from the Super Supplements acquisition.

Tony Truesdale, Chief Executive Officer of the Company commented, “For 30 consecutive quarters we have consistently delivered positive comparable store sales growth. In the quarter we opened 13 new stores and added 31 Super Supplements stores. We are making strategic investments in 2013 to position the Vitamin Shoppe for continued growth.”

Mr. Truesdale further commented, “While we achieved an overall sales growth of 12.5% in the quarter, we have experienced variability in our sales performance year-to-date, with April sales a bit slower than anticipated. As a result, we are taking a more cautious view on the year. Our comparable store sales growth performance is expected to be in the low-to-mid-single digits for the full year. Overall, I am pleased with the performance and progress that we made in the quarter and our expectations for longer-term growth remain unchanged.”

Fiscal First Quarter 2013 Results

Net sales in fiscal first quarter 2013 increased 12.5% to $279.1 million compared to $248.1 million in the same period of the prior year. Sales growth in the quarter was driven by: 1) a 4.5% increase in comparable sales, 2) growth from new stores, 3) the contribution from Super Supplements retail stores of $9.6 million, and, 4) a 16.1% increase in ecommerce sales.

The Company opened 13 stores and acquired 31 stores in the quarter. Total store count was 621 as of March 30, 2013, compared with 543 on March 31, 2012. This includes two company-operated stores in Canada but not the franchise store in Panama.

Cost of goods sold, which includes product, warehouse, distribution and occupancy costs, increased $17.7 million, or 11.1%, to $177.4 million for the three months ended March 30, 2013, compared with $159.7 million for the three months ended March 31, 2012.

Gross profit increased $13.3 million, or 15.1%, to $101.6 million for the fiscal 2013 first quarter, compared with $88.3 million for fiscal first quarter 2012. Gross profit as a percentage of net sales was 36.4% for the quarter ended March 30, 2013, up from 35.6% in fiscal first quarter 2012. The improvement was primarily due to improvement in warehouse and transportation and leverage on occupancy. The decrease in warehouse and transportation costs as a percentage of net sales is primarily the result of an increase in capitalized inventory costs during the three months ended March 30, 2013 as compared to the three months ended March 31, 2012. The decrease in occupancy as a percentage of net sales reflects the maturation of our newer stores as the increase in store sales more than offsets the increase in our store occupancy costs.

Selling, general and administrative expenses (SG&A), including operating payroll and related benefits, advertising and promotion expense, depreciation and amortization, and other SG&A, increased $9.1 million, or 15.6%, to $67.0 million for the quarter ended March 30, 2013, compared with $57.9 million for the quarter ended March 31, 2012. SG&A as a percentage of net sales were 24.0% for first quarter 2013. SG&A includes transaction and integration related expenses for the Super Supplements acquisition of $2.0 million. Adjusted SG&A as a percentage of net sales was 23.3% in both of the fiscal first quarters of 2013 and 2012.

Income from operations in fiscal first quarter 2013 was $34.7 million compared to $30.4 million in fiscal first quarter 2012. As a percentage of net sales, income from operations was 12.4% for the fiscal 2013 first quarter. Adjusted operating margin, which excludes transaction and integration costs, was 13.1% in fiscal 1Q13. This compares with 12.3% for fiscal first quarter 2012. By segment, the retail income from operations margin increased in the quarter and reflects continued leverage from sales growth. For the direct business, income from operations reflects the inclusion of the lower performing Super Supplements e-commerce business as well as an increase in advertising expenses.

Net income was $20.8 million for fiscal first quarter 2013, compared with $18.3 million for fiscal first quarter 2012. Adjusted net income in fiscal first quarter 2013 was $22.0 million.

Reported earnings per diluted share (EPS) were $0.68 in fiscal first quarter 2013 compared with $0.61 in first quarter 2012. Fiscal first quarter 2013 diluted EPS, was $0.72 excluding transaction and integration costs.

Balance Sheet and Cash Flow

Cash and equivalents at March 30, 2013 were $31.2 million as we utilized approximately $50 million for the acquisition of Super Supplements. Capital expenditures were $11.8 million in the quarter. Capital expenditures were used primarily for the new distribution center, build-out of new stores, improvements to existing stores, as well as computer equipment related to those stores.

2013 Outlook

For the current year management expects:

•	Approximately 50 new stores

•	Low to mid single digit comparable store sales growth for the year.

•	Capital expenditures of approximately $45 - $50 million, which includes capital for the new distribution center

•	Depreciation & amortization of approximately $28 million which includes the additional depreciation from the Super Supplements acquisition.

•	Super Supplements acquisition is expected to be dilutive to earnings per share by approximately $0.03, which includes transaction and integration costs

•	Fully diluted shares outstanding of 30.7 million

Webcast

Management will host a conference call to discuss its first quarter 2013 results at 8:30 a.m. Eastern Time (ET) today. Interested investors and other parties may listen to the simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at www.vitaminshoppe.com. The online replay will be available immediately following the call. A telephonic replay will also be available beginning at 11:30 a.m. ET and can be accessed by dialing 1-877-870-5176 or for international callers, 1-858-384-5517. The passcode for the replay is 5822100. The replay will be available until 11:59 p.m. ET on May 14, 2013.

About the Vitamin Shoppe, Inc. (NYSE:VSI)

Vitamin Shoppe is a leading multi-channel specialty retailer of nutritional products based in North Bergen, New Jersey. In its stores and on its website, the company carries one of the most comprehensive retail assortments in the industry, including vitamins, minerals, specialty supplements, herbs, sports nutrition, homeopathic remedies, green living products, and beauty aids. In addition to offering 600 national brand products, the Vitamin Shoppe also exclusively carries products under The Vitamin Shoppe, BodyTech, True Athlete and MyTrition brands. The Vitamin Shoppe conducts business through more than 621 company-operated retail stores under The Vitamin Shoppe, Super Supplements and Vitapath retail banners, and through its website, www.VitaminShoppe.com. Follow The Vitamin Shoppe on Facebook at http://www.facebook.com/THEVITAMINSHOPPE and on Twitter at http://twitter.com/VitaminShoppe

Forward Looking Statements

Certain statements in this press release are “forward-looking statements.” Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including, the risk that the operations of Super Supplements will not be integrated successfully, the strength of the economy, changes in the overall level of consumer spending, the performance of the Company’s products within the prevailing retail environment, trade restrictions, availability of suitable store locations at appropriate terms and other factors which are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012 and in all filings with the Securities and Exchange Commission made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

CONTACTS:
Investors:	Media:
Kathleen Heaney	Susan McLaughlin
646-912-3844	201-624-3134
ir@vitaminshoppe.com	smclaughlin@vitaminshoppe.com

TABLE 1

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

($ in thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	March 30,	March 31,
	2013	2012
Net sales	$279,087	$248,051
Cost of goods sold	177,445	159,715

Gross profit	101,642	88,336
Selling, general and administrative expenses	66,961	57,907

Income from operations	34,681	30,429
Interest expense, net	105	187

Income before provision for income taxes	34,576	30,242
Provision for income taxes	13,779	11,981

Net income	$20,797	$18,261

Weighted average common shares outstanding
Basic	29,919,356	29,045,529
Diluted	30,494,915	29,817,937
Net income per common share
Basic	$0.70	$0.63
Diluted	$0.68	$0.61

TABLE 2

VITAMIN SHOPPE, INC. AND SUBSIDIARY

SEGMENT DATA, KEY PERFORMANCE INDICATORS AND STORE INFO

($ in thousands)

(Unaudited)

	Three Months Ended
	March 30,	March 31,
	2013	2012
Net sales:
Retail	$248,422	$220,975
Direct	30,665	27,076

Net sales	$279,087	$248,051

Income from operations:
Retail	$55,175	$47,970
Direct	5,876	5,610
Corporate costs	(26,370)	(23,151)

Income from operations	$34,681	$30,429

Increase in comparable store net sales	4.5%	9.6%

Gross profit as a percent of net sales	36.4%	35.6%
Income from operations as a percent of net sales	12.4%	12.3%

Capital Expenditures	$11,843	$5,887
Depreciation and Amortization	6,335	5,529
Impairment charge on fixed assets	—	528

Acquisition and integration costs	$1,988	$—

Store Data:
Stores open at beginning of period	579	528
Stores opened	13	15
Stores acquired	31	—
Stores closed	(2)	—

Stores open at end of period	621	543

TABLE 3

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in thousands, except per share data)

(Unaudited)

	March 30,	December 29,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$31,213	$81,168
Inventories	151,852	137,693
Prepaid expenses and other current assets	26,582	22,476

Total current assets	209,647	241,337
Property and equipment, net of accumulated depreciation and amortization of $187,691 and $182,173 in 2013 and 2012, respectively	108,537	95,401
Goodwill	209,541	177,248
Other intangibles, net	71,467	69,116
Other assets	3,663	3,183

Total assets	$602,855	$586,285

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$31,230	$22,445
Accrued expenses and other current liabilities	47,263	65,439

Total current liabilities	78,493	87,884
Deferred income taxes	13,391	13,011
Deferred rent	31,357	30,150
Other long-term liabilities	8,396	7,822
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 250,000,000 shares authorized and no shares issued and outstanding at March 30, 2013 and December 29, 2012	—	—
Common stock, $0.01 par value; 400,000,000 shares authorized, 30,213,430 shares issued and outstanding at March 30, 2013, and 30,170,627 shares issued and outstanding at December 29, 2012	302	302
Additional paid-in capital	290,616	287,574
Accumulated other comprehensive (loss) income	(38)	1
Retained earnings	180,338	159,541

Total stockholders’ equity	471,218	447,418

Total liabilities and stockholders’ equity	$602,855	$586,285

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